Exhibit 99.2

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Innocent Inc. (INCT.OB)(IC3.SG Stuttgart Exchange) Enters Material Definitive Agreement with Steele Resources Inc. (SELR.OB) to Acquire 50% of the Mineral Hill Project

Las Vegas, Nevada – February 21, 2011 – Innocent Inc. (INCT:OTCBB) is pleased to announce it has entered into a material definitive agreement with Steele Resources, Inc. (SELR: OTCBB) to acquire 50% of the Mineral Hill Gold Exploration Project.

The project is located near Pony Hill, Montana in the Mineral Hill Mining District and consists of 17 patented and 67 unpatented lode mining claims (approximately 1,800 acres).

The agreement is a 50/50 Joint Venture under which the two companies will work together to explore and operate the claims.

Joint Venture Structure

The initial participating interests of Innocent, Inc. and Steele Resources, Inc. in the JV will be 50% and 50%. Under the terms of the agreement, Innocent may contribute up to $5,000,000 in operating funds over one year.  In the event those funds are not provided, Innocent will forfeit 10% per $1,000,000 not provided. Steele Resources, Inc. will act as the operating partner and have a commitment to match up to $5,000,000 in funding within one year of Innocent, Inc. contributing its first $1,000,000. Steel Resources, Inc. will forfeit 10% per $1,000,000 not provided under its obligation.

Innocent Inc. has made the initial payment of three hundred thousand dollars ($300,000) under the terms of the LOI dated January 27, 2011. The second payment is expected be completed on or before February 28th, 2011, based upon a third party commitment, although the funds for the second deposit have not been received by Innocent Inc. as of the issuance of this release.

Steele Resources CEO Scott Dockter stated, "We believe the execution of this agreement with Innocent Inc. (INCT: OTCBB) represents a major step by both our companies. Steele Resources and Innocent are both focused on developing gold properties that contain known resources and have fantastic potential for expansion, and I feel that by working together on these projects, both companies will benefit greatly. We have designed an aggressive exploration program that will enable us to define what mineralization may be available for immediate extraction under Montana's Small Miner Exclusion. Additionally, our geologic review of this property suggests that the known mineralization is just the beginning of this projects potential."

Innocent Inc. CEO Wayne Doss stated, “We feel this agreement is the start of a great relationship between two similar groups that share a common corporate direction. We are pleased that this agreement provides Innocent with immediate exposure to the extensive expertise Steele Resource’s management has in working in the Montana resource area sector. Local knowledge is a critical success factor in the mining industry. We are excited to be moving ahead with Steele Resource to develop this fantastic lineup of gold properties."

The Company has now completed the registration of Ecuadorian subsidiary Just Resource Minas S.A., in order to further identify potential resource opportunities in Ecuador.

About Innocent Inc.

Innocent Inc. (INCT.OB) (IC3.SG Stuttgart Exchange) is an emerging mining company focused on mining properties in the Americas. Innocent specializes in acquiring high-quality in-production and near-term production properties that are performing significantly below their projected capacity, coupled with substantial exploration potential. Through improvements in processing and mechanization, enhancement of our labor force and investment in expansion, we seek to rapidly increase production levels and generate predictable, sustainable value. Adhering to our narrow, clearly defined strategy, we are focused on acquisitions, joint-ventures and milling contracts to maximize our production capacity.

About Steele Resources Corporation

Steele Resources Corporation is a precious metals exploration and development company operated by professionals with extensive exploration, mining, and public market experience. The Company is working to become an active gold producer through exploration, acquisitions, mergers, and by developing its existing portfolio of properties. Its current ensemble of exploration properties, held by its subsidiary, Steele Resources, Inc., includes the 1800 acre Mineral Hill Gold Exploration Project, located near Pony Montana, and two Nevada exploration properties.

Safe Harbor

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Innocent Inc. with members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact Information

Investor Relations

OTC Connections Inc.

(800) 215-8292

contact@otcconnections.com

Innocent Head Office

/s/Wayne Doss

Wayne Doss

Telephone: (828) 489-9409

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